EXHIBIT 99.1

For further information, contact:

Liz Mefford	Kim Golodetz
Rpr Marketing Communications	LHA, Inc.
(212) 317-1462	(212) 838-3777
Liz.Mefford@rprmc.com	KGolodetz@lhai.com

NO!NO!™ HAIR BREAKS ANOTHER BEAUTY SALES RECORD ON TV HOME SHOPPING

ORANGEBURG, N.Y. (November 6, 2012) – PhotoMedex, Inc. (NasdaqGS and TASE: PHMD) announces that last Sunday no!no!™ Hair broke another beauty sales record when consumers purchased approximately 42,000 units for a total of $10.5 million of retail sales in a 24-hour period on the major television home shopping channel in the U.S.  The no!no! Hair removal device, which has been selling on home shopping television since 2007, was featured in a beauty event led by international beauty expert Jennifer Crawford and nationally acclaimed makeup artist Cynde Watson.  Ms. Crawford has been a TV spokesperson for the brand from 2009, and has been featured on TV around the world. Ms. Watson is a former Miss New Jersey and has advised cosmetic companies such as Sephora and Bobbi Brown Cosmetics.

After five years on home shopping television, no!no! Hair continues to break records, as more than 300,000 no!no! Hair units have been sold through this channel in the U.S. alone - and 3.5 million units have been sold worldwide to date.

“Home shopping television is an extremely important contributor to no!no!’s multi-tiered marketing platform,” said Dr. Dolev Rafaeli, CEO of PhotoMedex and President and CEO of Radiancy Inc. “We are always pleased to set new sales records for ourselves and our business partners, especially when we are beating the records we have set.  The results of this event are particularly impressive when considering that much of the Northeast, which represents a large home shopping and direct-to-consumer target market, was engrossed in dealing with the after-effects of last week’s hurricane.”

The previous 24-hour beauty event TV home shopping sales record was achieved over the 2012 Fourth of July holiday when more than 41,000 no!no! devices were sold.

As part of last Sunday’s one-day event, the brand launched the new animal color, limited edition no!no! Hair devices.  Leopard is being shown by many of the world’s top fashion designers this fall and the no!no! brand personal care products are capitalizing on this fashion trend. Featured as the no!no! Professional Hair Removal Glam Set, the offer also included a faux snakeskin special case with mirror as well as other no!no! complementary products.

EXHIBIT 99.1

ABOUT no!no!
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no!no! products adapt professional technology to be used at home by the consumer. Beginning with the no!no! hair removal system, using revolutionary Thermicon™ technology, no!no! delivers professional, pain-free hair removal that's safe for all skin types and hair colors.  The no!no! family has grown to include no!no! Skin for acne clearance and no!no! Smooth, a unique skincare line with Capislow™ that slows the rate of hair growth. no!no! has been sold on Home Shopping Network since 2007.

Radiancy, Inc., a subsidiary of PhotoMedex and a global leader for medical and aesthetic light-based systems, created no!no! Hair to answer the ever-growing demand for professional, pain-free long-lasting hair removal that can be performed in the comfort and convenience of the home. This revolutionary product innovation offers a solution to unwanted hair of all types and colors by instantly removing hair and reducing the rate of hair regrowth with no pain, no mess and no chemicals.  Based on the patented and exclusive Thermicon technology, no!no! uses heat to remove hair and get long-lasting results over time, making it universally safe and effective for everyone.

ABOUT Radiancy, Inc.
Radiancy, Inc. is a leader in the medical and aesthetic skin care market. The company’s core belief that everyone is entitled to quality skin care has driven them to redefine expectations in order to deliver smart skin solutions to the wide range of professionals and consumers possible.

Radiancy opened its doors in 1998 with an idea and a vision - to make quality light-based skin care available for everyone. Within a few years, Radiancy revolutionized phototherapy with the introduction of Light Heat & Energy (LHE) technology, with their premier system, SpaTouch, offering a safer, more efficient photoepilation process.  By 2002 Radiancy had captured an unprecedented 37% market share and took its place as a global leader for medical and aesthetic light-based systems.  Radiancy then adapted LHE to develop a line of LHE MicroPhototherapy products. Radiancy is also the home of the no!no! family of products.

ABOUT PhotoMedex
PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no! brand for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

Safe Harbor
Investors are cautioned that statements in this press release constitute forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in PhotoMedex’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2011, available on the SEC’s web site at www.sec.gov.